Exhibit 10.1

December 30, 2025 (the “Effective Date”)

Erez Simha

Via Email

Dear Erez:

It is my sincere pleasure, on behalf of the entire Board of Directors, (the “Board”) to invite you to become a Director of Brera Holdings PLC, D/B/A Solmate (the “Company”), effective today. As a member of the Board, we believe your notable experience and expertise will add an important perspective to the Board’s operations.

Position	As of the Effective Date, you shall be recommended to the Board for approval of appointment as a member of the Board.

Base Board Compensation	You will receive an annual retainer of $200,000 paid in equal quarterly amounts of $50,000 at the end of each quarter for which you serve as a member of the Board. If you cease membership on the Board during a quarter, the fee will be prorated for the portion of the quarter you served on the Board. Since this fee will not be subject to ordinary withholdings, you will be entirely responsible for the accounting and payment of any taxes that may be due as a result of this income to you

Equity Compensation	As soon as practicable following the Effective Date, the Company shall, subject to approval of the Board or the compensation committee of the Board, grant to you an award of Restricted Stock Units (RSUs) under the Company’s 2022 Equity Incentive Plan (the “Plan”) with respect to a number of Class B Ordinary Shares (“Class B Shares”) equal to $200,000 divided by the average closing price per share of the Class B Ordinary Shares on the five trading days preceding the date of grant (the “Initial RSU Grant”); which shall vest in substantially equal quarterly installments over two years commencing from the Effective Date, with an initial vesting date on the 30th day after the Effective Date (subject to continued service and the applicable terms of the Plan).

In addition, the RSU Grants, to the extent unvested at such time, shall accelerate and vest in full upon a Change in Control (as defined in the Plan).

Reimbursed Expenses	You will be reimbursed for all pre-approved, reasonable and documented out of pocket expenses related to travel, lodging, and meeting-related activities incurred by you in your service as a Director, based upon an invoice submitted by you to the Company in a timely fashion.

Indemnification;
D&O Insurance	You will be entitled to indemnification and advancement of expenses (as applicable) pursuant to the Company’s organizational documents, the Company’s directors and officers insurance policy, and the Company’s standard form of director indemnification agreement, in each case, as in effect from time to time.

Non-Solicitation	You hereby acknowledge and agree that to protect the Company’s legitimate protectable interests in, among other things, the Company’s confidential information, customer relationships and goodwill, during the duration of your tenure on the Board and for the period of twenty-four (24) months thereafter, regardless of the reason for the termination, anywhere in the world, you shall not, directly or indirectly:

(i)	hire, employ, attempt to hire or employ, recruit, or otherwise solicit or induce any person to terminate their employment with the Company (other than terminations of employment of subordinate employees undertaken in the course of your tenure on the Board); or

(ii)	solicit or transact business with any customer, client, or vendor of the Company with whom you had material contact during your tenure on the Board or about whom you have trade secret or confidential information, for purposes of providing products or services that are competitive with those provided by the Company.

Confidentiality	Execution of the attached Confidentiality Agreement shall also form the basis of your agreement to join the Board.

Term	In accordance with the Company’s Constitution, you shall stand for re-election at each annual general meeting and shall serve until your successor is duly elected and qualified or until your earlier death, resignation or removal.

Governing Law/Amendment	This Agreement shall be interpreted in accordance with, and the rights of the parties hereto shall be determined by, the laws of the state of Delaware without reference to its conflicts of laws principles. No amendment to this Agreement shall be effective unless in writing signed by each of the parties hereto.

We look forward to you joining us.

Sincerely,

/s/ Marco Santori
Marco Santori
Chief Executive Officer

Accepted and Agreed:

/s/ Erez Simha
Erez Simha

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